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                                                                    Exhibit 99.1

Monday January 3, 9:01 am Eastern Time

Company Press Release

Opta Food Ingredients Purchases Oat Fiber Company

BEDFORD, Mass.--(BUSINESS WIRE)--Jan. 3, 2000--Opta Food Ingredients, Inc. (Nasdaq:OPTS - news) today announced it has acquired privately held Canadian
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Harvest of Cambridge, MN. With operations in the U.S. and Canada, and 1999 global sales of approximately $7 million, Canadian Harvest is a major international manufacturer and supplier of dietary fiber. The acquisition makes Opta the world's largest supplier of oat fiber to the food industry.

Under the terms of the acquisition, Opta paid approximately $12 million in cash to acquire Canadian Harvest, including its U.S. operations and Canadian operations from DCV, Inc., a Delaware-based holding company. The transaction closed December 31 and will be reflected in the company's balance sheet as of December 31, 1999. Opta will continue to operate the business as Canadian Harvest, which will report directly to Lewis C. Paine, Opta chairman and chief executive officer.

"The acquisition of Canadian Harvest solidifies Opta's position as the leading global oat fiber supplier to the food industry," said Paine. "This purchase is consistent with the acquisition strategy we outlined in the past. It will immediately add incremental revenue and will enable Opta to strengthen its current business activities and attract new customers, by giving us access to a highly complementary value-added product line, additional fiber production capacity, and a strong customer portfolio of major domestic and international food companies that has little overlap with Opta's existing customer base."

"We believe we are well positioned for growth, because we are now the only oat fiber company in the world with three separate sources of supply. In addition, we see excellent synergies for cross selling product lines and expanding international sales," he added.

Canadian Harvest is well known and highly regarded throughout the food industry for its line of oat fiber products. Its product line includes Snowite(R) oat fibers as well as a line of stabilized fibers. It has two manufacturing facilities located in Cambridge, Minn. and St. Thomas, Ontario. Paine noted that Opta plans to retain all employees in both Canadian Harvest locations and to expand production capacity at the Minnesota plant this year. Once the two newly acquired plants are at full capacity, he said, the company plans to establish an overseas oat fiber processing facility. Headquartered in Bedford, Massachusetts and with locations in Louisville, Kentucky; Galesburg, Illinois; and St. Louis, Missouri, Opta Food Ingredients, Inc. is a leading innovator, manufacturer and marketer of proprietary food ingredients that improve the nutritional content, healthfulness, texture and taste of its customers' food products. Opta's food ingredients are used by more than 200 food companies, including ten of the 15 largest U.S. consumer packaged food companies and three of the world's largest quick service restaurant chains. For more information, visit www.opta-food.com.
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Note: This press release contains forward-looking statements based on management's current expectations. Factors which could cause actual results to differ from such expectations are discussed in the Company's periodic reports filed with the Securities and Exchange Commission (including Reports on Form 10-K and Form 10-Q) and include unanticipated difficulties integrating the operations and personnel of newly acquired businesses into Opta's continuing operations; the size and timing of significant orders, as well as deferral of orders, over which the Company has no control; the extended product testing and launch cycles of the Company's potential customers; the variation of the Company's sales cycles from customer to customer; increased competition posed by food ingredient manufacturers; changes in pricing policies by the Company or its competitors; possible delays in securing production equipment and retrofitting production facilities and processes; the Company's success in expanding its sales and marketing programs and its ability to gain increased market acceptance for its existing product lines; the Company's ability to timely develop and successfully introduce new products in its pipeline at acceptable costs; the potential for significant quarterly variations in the mix of sales among the Company's products; and general economic conditions.

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Contact:

    Opta Food Ingredients, Inc.
    Kristina Rychlik, Director, Corporate Information
    (781) 276-5171
    krychlik@opta-food.com
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          or
    Scott Kumf, Chief Financial Officer
    (781) 276-5153
    skumf@opta-food.com
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